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                                                                    EXHIBIT 99.1




                                [RGA LETTERHEAD]




                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                636/736-7439

FOR IMMEDIATE RELEASE

     REINSURANCE GROUP OF AMERICA SHAREHOLDERS APPROVE AMENDMENT CONVERTING
                NON-VOTING COMMON STOCK INTO VOTING COMMON STOCK

         St. Louis, Missouri, September 14, 1999 -- Reinsurance Group of America, Incorporated (NYSE: RGA, RGA.A) announced today that its shareholders have approved an amendment to its Restated Articles of Incorporation that converts all of RGA's Non-Voting Common Stock into Voting Common Stock. Under the amendment, each share of RGA's Non-Voting Common Stock is automatically converted into 0.97 shares of its Voting Common Stock with a cash payment made in lieu of fractional shares. The conversion is effective immediately upon filing the Articles of Amendment to the Restated Articles with the Secretary of State of the State of Missouri, which is expected to take place later today. After the conversion, the company will have approximately 45.1 million shares of Voting Common Stock outstanding.
         Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or branch offices in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan, Taiwan, Spain, South Africa and the United Kingdom. Worldwide, the Company has nearly $391 billion of life reinsurance in force. General American Life Insurance Company owns approximately 53 percent of outstanding shares.







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